UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2014

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 11, 2014, Jean-François Formela, M.D. resigned as a member of our board of directors.

(d) On April 15, 2014, our board of directors appointed H. Thomas Watkins as a Class II director to serve in such capacity until our 2016 annual meeting of stockholders. Mr. Watkins was also appointed to the nominating and corporate governance committee and the business development committee of our board of directors.

Mr. Watkins will receive compensation for his service as a director in accordance with our Amended and Restated Non-Employee Director Compensation Policy (the “Compensation Policy”). The Compensation Policy provides for annual cash compensation of $40,000 for service on our board of directors, an additional $7,500 to $20,000 annually for service as the chair of a committee and an additional $3,750 to $10,000 annually for service on a committee in a non-chair capacity. At the time of his appointment to our board of directors, Mr. Watkins received a stock option to purchase 40,000 shares of our common stock in accordance with the Compensation Policy. The Compensation Policy also provides for further automatic stock option grants to purchase 20,000 shares of our common stock on the date of each annual meeting of stockholders. Mr. Watkins has also entered into our standard form of Indemnity Agreement.

Mr. Watkins, age 61, served as the president and chief executive officer of Human Genome Sciences, Inc. and as a member of its board of directors from 2004 until August 2012, when Human Genome Sciences, Inc. was acquired by GlaxoSmithKline. Prior to his tenure at Human Genome Sciences, Inc., Mr. Watkins served as president of TAP Pharmaceutical Products, Inc. Mr. Watkins previously held a series of executive positions over the course of nearly twenty years with Abbott Laboratories. Mr. Watkins also serves on the board of directors of Vanda Pharmaceuticals Inc., and has served as its chairman since March 2014, and Biotechnology Industry Organization, where he also served as its chair from June 2011 until April 2013. Mr. Watkins holds a B.B.A. from the College of William and Mary and an M.B.A from the University of Chicago Graduate School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON PHARMA, INC.

	By:	/s/ Robert J. De Vaere
Date: April 17, 2014		Robert J. De Vaere
Executive Vice President and Chief Financial Officer